(d)(5)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Floating Rate Fund	0.2475%
Voya GNMA Income Fund	0.2115% on first $1 billion; 0.1800% on next $4 billion; and 0.1575% on assets thereafter
Voya High Yield Bond Fund	0.2295% on first $1 billion; 0.2025% on next $4 billion; and 0.1800% on assets thereafter
Voya Intermediate Bond Fund	0.0765%
Voya Short Term Bond Fund	0.1575%
Voya Strategic Income Opportunities Fund	0.2475%